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American Centurion                    P.O. Box 5555
Life Assurance Company                Albany, New York 12205-0555
An American Express Company


                  GROUP DEFERRED ANNUITY CONTRACT


- Flexible purchase payment
- Optional fixed dollar or variable accumulation values
- Fixed dollar annuity payments
- Annuity payments to begin on the Annuity Start Date.
- This contract is nonparticipating.  Dividends are not payable.

Contractholder:         American Express Company

Contract Number:        555555555-5

Contract Date:          October 31, 1995


American Centurion Life Assurance Company, herein called the company, will pay the benefits provided by this contract in accordance with and subject to all provisions of this contract.

We issue this contract in consideration of the application of the contractholder.

Signed for and issued by American Centurion Life Assurance Company, Albany, NY, as of the contract date shown above.

ACCUMULATION VALUES, WHEN BASED ON THE INVESTMENT RESULTS OF THE
SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED
DOLLAR AMOUNT.

NOTICE OF CONTRACTHOLDER'S RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS If for any reason the contractholder is not satisfied with this contract, the contractholder may cancel it by returning it to us or our agent within 20 days after receiving it. We will then cancel the contract. We will refund all payments made. The contract will be considered void from its start.

NOTICE OF CERTIFICATE OWNERS' RIGHT TO EXAMINE CERTIFICATES ISSUED UNDER THIS CONTRACT FOR 10 DAYS
If for any reason an owner is not satisfied with a certificate issued under this contract, the owner may cancel it by returning it to us or our agent within 10 days after receiving the certificate. We will then cancel the certificate. We will refund the greater of: (1) purchase payments without investment earnings, less any amounts surrendered; or (2) the certificate value plus any premium tax charges paid.

President

Secretary

38501
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GUIDE TO CONTRACT PROVISIONS

Definitions
Important words and meanings/Page 3

General Provisions
Entire contract; Contract modification; Incontestability; Benefits based upon incorrect data; State Laws; Federal Laws; Reports to owner; Evidence of survival; Protection of proceeds; Payments by us; Voting rights/Page 5

Group contractholder; Owner and Beneficiary
Group contractholder; Owner rights; Change of ownership;
Beneficiary; change of Beneficiary; Assignment/Page 7

Payments to Beneficiary
Describes options and amounts payable upon death/Page 8

Purchase Payments
Certificate purchase payments amounts; Payment limits; Allocations of purchase payments/Page 9

Certificate Value
Describes the fixed and variable certificate values; Interest to be credited; Certificate administrative charge; Premium taxes;
Transfers of certificate values/Page 11

Fixed and Variable Accounts
Describes the fixed account; Describes the variable subaccounts, accumulation units and values; Net investment factor; Mortality and expense risk charge/Page 13

Surrender Provisions
Surrender of the certificate for the cash surrender value; Rules for surrender; TSA distribution restrictions; Premature distribution penalty tax; Tax-qualified minimum distribution requirements/Page 15

Annuity Provisions
When annuity payments begin; Different ways to receive annuity payments; Determination of payment amounts/Page 17

Tables of Settlement Rate
Tables showing guaranteed fixed dollar annuity payments for the various payment plans/Page 19
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DEFINITIONS

The following words are used often in this contract. When we use these words, this is what we mean:

annuitant
The person on whose life monthly annuity payments depend.

owner
The owner of a certificate. The owner may be someone other than the annuitant. The owner is shown in the enrollment application unless the owner has been changed as provided in this contract.

we, us, our
American centurion Life Assurance Company.

accumulation unit
An accumulation unit is an accounting unit. It is used to calculate the certificate value prior to settlement.

certificate date
It is the date from which certificate anniversaries, certificate years, and certificate months are determined. The certificate date is shown under Certificate Data, in the certificate.

certificate anniversary
The same day the month as the certificate date each year that the certificate remains in force.

certificate value
The sum of the: (1) Fixed Account Certificate Value; and the (2)
Variable Account Certificate Value.

annuity start date
The date shown under Certificate Data, in the certificate, on which annuity payments are to begin. This date may be changed as provided in this contract.

settlement
The application of the accumulation value of a certificate to provide fixed dollar annuity payments.

valuation date
A valuation date is each day the New York Stock Exchange is open for trading.

valuation period
A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

fixed account
The fixed account is made up of all our assets other than those in any separate account.
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variable account
The variable account is a separate investment account of ours. It consists of several subaccounts. Each subaccount is named under Certificate Data, in the certificate.

fixed annuity
A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

written request
A request in writing signed by the owner and delivered to us at our home office.

Code
The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of this contract.

tax-qualified certificate
A certificate used in or under a retirement plan or program that is intended to qualify under Section 408 of the Code. These include, IRA certificates and SEP/IRA certificates defined below.

IRA certificate
A certificate used in or under a retirement plan or program that is intended to qualify under Section 408(b) of the Code. An IRA certificate is a tax-qualified certificate as defined above.

SEP/IRA certificate
A Simplified Employee Pension (SEP/IRA) certificate. It is used in or under a retirement plan or program that is intended to qualify under Section 408(k) of the Code. A SEP/IRA is an IRA with special features and requirements. A SEP/IRA certificate is a tax-qualified certificate as defined above.

non-qualified certificate
A certificate used mainly for retirement purposes under a plan or program that is not intended to qualify under Section 401, 403 or 408 of the Code.
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GENERAL PROVISIONS

Entire Contract
The entire contract consists of: this group contract; the application of the group contractholder, which is attached to the group contract; and the enrollment applications.

No one except one of our corporate officers (President, Vice
President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

Contract Modification
We will modify this contract if needed to:

1. qualify certificates issued under this contract as annuity certificates under Section 72 of the Code and all related laws and regulations which are in effect during the term of this contract; and

2. if certificates issued under this contract are purchased as tax-qualified certificates; to qualify such certificates as tax-qualified certificates under Section 408 of the Code and all related laws and regulations which are in effect during the term of this contract.

We will obtain the approval of the State of New York and any other regulatory authority for the modification. We will provide the contractholder and the existing certificate owners with notices and copy of any such modifications, approved for use in the state of jurisdiction, and an explanation of their effect upon the contract. An existing certificate owner may reject the modifications by writing to us.

Incontestable
Certificates issued under this contract are incontestable from their issue dates.

Are the certificates on a sex distinct or unisex basis?
Nonqualified and IRA certificates are on a sex distinct basis.
SEP/IRA certificates are on a unisex basis.

Benefits Based on Incorrect Data
For SEP/IRA certificates: If the amount of benefits is determined by data as to a person's age that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will immediately be paid in a single sum with an interest credit of 6% per annum. Any overpayments made by us will be subtracted from the future payments together with an interest credit of 6% per annum.

For non-qualified certificates and IRA certificates: If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will immediately be
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paid in a single sum with an interest credit of 6% per annum.  Any overpayments made by us will be subtracted from the future payments together with an interest credit of 6% per annum.

State Laws
This contract is governed by the law of the state in which it is delivered to the contractholder. The values and benefits of the certificates are at least equal to those required by such state and by the state in which the certificate is delivered to the certificate owner. Any paid up annuity, cash surrender or death benefit is not less than the minimum benefit required by any statute of the state in which the contract is delivered and by any statute of the state in which the certificate is delivered to the certificate owner.

Federal Laws
This contract is intended to qualify as an annuity contract for Federal income tax purposes. To that end, the provisions of this contract and certificate are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend the contract and certificate to reflect any clarifications that may be needed or is appropriate to maintain such qualification or to conform the contract any applicable changes in the tax qualification requirements.

We will obtain the approval of the State of New York and any other regulatory authority for the modifications. We will provide you with notice and copy of any such modifications, approved for use in the state of jurisdiction, and an explanation of their effect upon your contract or certificate. You may reject the modifications by writing to us.

Reports to Owner
At least once a year we will send you a statement showing the certificate value and the certificate cash surrender value. The statement will be based on the laws and regulation of the state in which the certificate is delivered to the certificate owner and of any other applicable laws or regulations that apply to certificates of this type.

Evidence of Survival
Where any payments under a certificate depend upon the recipient or annuitant being alive on a certain date, proof that such condition has been met may be required by us. Such proof may be required prior to making payments.

Protection of Proceeds
Payments under any certificate are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or legal process.

Payment By Us
All sums payable by us are payable at our home office. Any payment of a variable annuity or surrender based on the variable certificate value shall be payable only from the variable accounts.
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Voting Rights
So long as federal law requires, the owner may have the right to vote at meetings of the Variable Shareholders. If the owners have voting rights we will send a notice to them telling the time and place of a meeting. The notice will also explain matters to be voted upon and how many votes the owner gets.
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               CONTRACTHOLDER, OWNER AND BENEFICIARY

Group Contractholder
The group contractholder is shown on the cover page of this contract. The contract provides for a successor contractholder.
In the event the contractholder should merge with another corporation, the new corporation would be the group contractholder.

Certificate Owner Rights
As long as the annuitant is living and unless otherwise provided in this contract, the owner will have the sole and absolute power to exercise all rights and privileges provided in the certificate or allowed by us.

For IRA and SEP/IRA certificates, the annuitant is the owner. The owner has the sole and absolute power to receive and enjoy all rights under the certificate. The owner's entire interest is non-forfeitable.

Change of Ownership
For tax-qualified certificates, the right to change the ownership is restricted. The certificate may not be: sold; assigned; transferred; discounted or pledged as collateral for a loan or as security for the performance of an obligation; or for any other purpose to any person other than as may be required or permitted under Section 408 of the Code, or under any other applicable section of the Code.

Also, interests in IRA and SEP/IRA certificates may be transferred to the owner's former spouse, if any, under a divorce decree or a written instrument incidental to such divorce.

For non-qualified certificates, the owner may change the ownership.

Any change of ownership as provided above must be made by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is received by us, it will take effect as of the date of the request, subject to any action taken or payment made by us before the receipt.

Beneficiary
Beneficiaries are those the owner has named in the enrollment application or later changed as provided below, to receive benefits of the certificate if the owner or the annuitant die while the certificate is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. If no beneficiary is then living, we will pay the benefits to the owner, if living, otherwise to the owner's estate.

Change of Beneficiary
The owner may change the beneficiary anytime while the annuitant is living. This must be done by satisfactory written request to us. Once the change is received by us, it will take effect as of the date of the owner's request, subject to any action taken or payment made by us before the receipt.
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Assignment
Tax-qualified certificates may not be assigned as collateral.

The owner may assign non-qualified certificates or any interest in them. The annuitant must be loving. The owner's interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to us at our home office. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our home office.
We are not responsible for the validity of any assignment.
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PAYMENTS TO BENEFICIARY

Death Benefits Before the Annuity Start Date
If the owner or annuitant dies before the annuity start date while the certificate is in force we will pay the beneficiary the greater of the certificate value or the purchase payments paid less any amounts surrendered.

The above amount will be paid in a lump sum upon the receipt of due proof of death of the owner or annuitant, whichever first occurs.
The beneficiary may elect to receive payment anytime within 5 years after the date of death.

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. The beneficiary elects the plan within 60 days after we receive due proof of death; and
2. The plan provides payments over a period which does not exceed the life or life expectancy of the beneficiary; and
3.     For non-qualified certificates:
       Payments begin no later than one year after the date of death; and
4.     For tax-qualified certificates:
       (a) Payments begin no later than one year after the date of death, in the case of a non-spouse beneficiary; or
       (b) Payments begin no later than the date on which the annuitant would have attained age 70 1/2 or one year after the date of death, in the case of a spousal beneficiary; and
       (c)  Amounts are calculated in accordance with the Code.

In this event, the reference to "annuitant" in the Annuity Payment Plans section shall apply to the beneficiary.

Required Distribution at Annuitant's Death Prior to the Annuity
Start Date.
The Code requires a distribution on the death of the annuitant if a certificate is owned by a corporation or other non-individual. If we receive due proof that the annuitant died while a certificate was in force before settlement, we will pay to the beneficiary the death benefit described in Death Benefits Before the Annuity Start Date. The death benefit will be determined as of the date on which due proof of death is received at our home office.

Refer to the other provisions of the Payments to Beneficiary section. They explain the distribution methods and timing the beneficiary may elect. A spouse beneficiary, if eligible as explained in the provision below, may elect spousal continuation.

Spouse's Option to Continue Certificate
For non-qualified certificates: If the owner dies prior to the annuity start date, and the owner's spouse is the sole beneficiary of the certificate, the spouse may forego receipt of the death benefit and instead keep the certificate in force as its owner and annuitant. The election by the spouse must be made within 60 days after we receive due proof of death. Additional purchase payments may be made to the annuity.
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For IRA and SEP/IRA certificates:  If the owner dies prior to the annuity start date, and the owner's spouse is the sole beneficiary of the certificate, the spouse may forego receipt of the death benefit and instead keep the certificate in force as its owner and annuitant. The election by the spouse must be made within 60 days after we receive due proof of death. Additional purchase payments may be made to the IRA annuity. The spouse may defer beginning annuity payments until the spouse attains age 70 1/2 or such other date as provided in the Code. Any annuity payment plan later elected must provide for amounts calculated in accordance with the Code. The applicable IRA or SEP/IRA limitations of the original certificate will continue to apply to the certificate with the spousal owner and annuitant.

Death After the Annuity Start Date
If annuity payments are being made under Plans B, C or E (see
Annuity Payment Plans), any remaining guaranteed payments will be continued to the beneficiary, if living; if not, the owner if living; if not, the owner's estate.
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                         PURCHASE PAYMENTS

Purchase Payments
Purchase payments are the payments an owner makes for a certificate and the benefits it provides. Purchase payments for a certificate consist of the initial purchase payment and any additional optional purchase payments the owner makes. Purchase payments must be paid or mailed to us at our home office or to an authorized agent. If requested, we will give the owner a receipt for the purchase payments. Upon payment to us, purchase payments become our property.

Net purchase payments are that part of the owner's purchase payment applied to the certificate value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

Amounts and Intervals
Additional purchase payments may be made to a certificate until the earlier of:

1. the date the certificate terminated by surrender or otherwise; or
2.     the date on which annuity payments begin for a certificate.

Subject to the Payment Limits Provision below, the owner may:
1.     stop and/or restart purchase payments; or
2.     increase or decrease the amount of purchase payments; or
3.     change the interval of purchase payments.

Payment Limits Provision
Minimum Purchase Payments - The minimum initial purchase payment for certificates is $2,000 (for non-qualified) or $1,000 (for IRA, SEP/IRA unless the certificateholder agrees to establish a bank authorization for at least $100 per month which on an annualized basis, equals $1,200.
Maximum Purchase Payments - The maximum total purchase payments for a certificate in the first certificate year is $1,000,000 for ages up to Age 75 or $500,000 for ages 76-85. The Maximum purchase payment in the second or later certificate years is $50,000 per year.

Additional Purchase Payments - The owner may make additional purchase payments of at least $100 per month.

IRA certificate purchase payments must be:

- Active IRA contributions. Active IRA contributions are described in Code Sections 408(b)(2) and 219 and generally may not exceed $2,000 for any taxable year except for the permissible $2,250 contribution of an individual with a non-working spouse; or
- Rollover or transfer IRA contributions of accumulated past active IRA contributions. Rollover IRA contributions are described in Code Section 408(d)(3); or
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-      Rollover IRA contributions of distributions from the owner's employer's tax-qualified retirement plan. Employer retirement plan rollovers are described in Code Sections 402(a)(5), 402(a)(7), 403(a)(4) or 403(b)(8).

SEP/IRA certificate purchase payments must be:

- Current SEP/IRA contributions. SEP/IRA contributions are described in Code Sections 408(k) and 219. SEP/IRA contributions must be made by an employer form employer monies. Generally employer SEP/IRA contributions for any taxable year may not exceed the lesser of 15% of the owner's compensation or $30,000 (as indexed); or
- Rollover or transfer SEP/IRA contributions of accumulated past SEP/IRA contributions. Rollover contributions are described in Code Section 408(d)(3).

All purchase payments must be made in cash. If the owner dies before the entire interest in the certificate has been distributed, and the beneficiary is other than a surviving spouse, no additional purchase payments will be accepted from the beneficiary for the certificate.

We also reserve the right to cancel a certificate if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 36 months; and
(2) less than $1,000 in purchase payments have been paid under the certificate. In this event we will give the owner 30 days written notice of our intent to cancel the certificate. Upon such cancellation we will pay the owner the certificate value in one sum. The certificate will then terminate.

Allocation of Purchase Payments
The owner may allocate the purchase payments to the fixed account and among one or more of the variable subaccounts. The choice for each account may be made in any whole percent from 0% to 100% as long as the total adds up to 100%.

The entire portion of any net purchase payment that the owner allocates to the Variable Subaccounts will be invested in the Moneyshare subaccount until the estimated end of the Right to Examine the Certificate period. The certificate value in the Moneyshare subaccount will then be transferred to the subaccounts elected on the enrollment application.

The entire portion of any net purchase payment allocated to the Fixed Account will be invested in the Fixed Account when received.

Additional net purchase payments received after the Right to Examine the Contract period will be allocated to the Fixed Account and the Variable Subaccounts as elected on the application unless the owner elects a different allocation. By written request, or by another method agreed to by us, the owner may change purchase payment allocations.

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The first net purchase payment will be allocated as of the end of the valuation period during which we made an affirmative decision to issue the certificate. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our home office.
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                         CERTIFICATE VALUE

Certificate Value
The certificate value at any time is the sum of:
1. the Fixed Account Certificate Value; and
2. the Variable Account Certificate Value.

If:

1. part or all of the certificate value is surrendered; or
2. charges described herein are made against the certificate value;

then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. For surrenders, deductions will be made from the fixed account or variable subaccounts that the owner specifies. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account will be deducted in the same proportion and the owner's interest in each bears to the total certificate value.

Fixed Account Certificate Value
The fixed account certificate value at any time will be:

1. the sum of all amounts credited to the fixed account under the certificate; less
2.     any amounts deducted for charges or surrenders.

Interest to be Credited
We will credit interest to the fixed account certificate value. Interest will begin to accrue on the date the purchase payments are received in our home office. Such interest will be credited at rates we determine from time to time. However, we guarantee that the rate will not be less than a 3% annual effective rate.

Variable Account Certificate Value
The variable account certificate value at any time will be:

1. the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments so allocated, or transfers among the variable and fixed accounts; less
2.     any units deducted for charges or surrenders.

Certificate Administrative Charge
We charge a fee for establishing and maintaining our records for certificates. The charge is $30 per certificate per year and is deducted from the certificate value at the end of each certificate year prior to the annuity start date. The charge deducted will be prorated among the variable subaccounts and the fixed account in the same proportion the owner's interest in each bears to the total certificate value.

We currently waive this charge if total purchase payments, less any withdrawals, equal at least $10,000. The charge does not apply after the annuity start date. Although we do not now intend to charge more than $30 per year, we reserve the right to increase
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PAGE 16
this annual charge to up to $50 if warranted by the expenses we incur. We also reserve the right to assess this charge, prior to the annuity start date against all certificates regardless of the amount of purchase payments made.

Premium Tax Charges
A charge will be made by us against the certificate value of a certificate for any applicable premium taxes not previously deducted.

Transfers of Certificate Value
Owners may make transfers of certificate values while certificates are in force prior to the annuity start date as outlined below:

-      between the variable subaccounts; or
-      from the variable subaccount(s) to the fixed account; or
-      from the fixed account to the variable subaccount(s).
- The minimum transfer amount is $100, or if less, the entire value in the account from which the transfer is being made. Smaller minimums may apply to automated transfer procedures.

The owner may make a transfer by written request. Transfer requests may also be made according to automated transfer procedures that are then currently in effect, if any. If an owner makes 12 transfer requests in a certificate year we charge $25 for each additional request. This transfer privilege may be suspended or modified by us at any time.
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FIXED AND VARIABLE ACCOUNTS

The Fixed Account
The fixed account is our general account. It is made up of all our assets other than

1.     those in the variable accounts; and
2.     those in any other segregated asset account.

The Variable Account
The variable account is a separate investment account of ours. It consists of several subaccounts. We have allocated a part of our assets for this and certain other contracts to the variable account. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account
Certificate purchase payments applied to the variable account will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the Portfolio shown for that account under Certificate Data, in the certificate, or as later added or changed.

We may change the portfolios from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or in our judgment, the funds are no longer suitable for the subaccounts. If any of these situations occur, we would have the right to substitute funds other than those shown under Certificate Data. We may also add additional subaccounts investing in other portfolios.

When required, we would first seek approval of the Securities and Exchange Commission and, the insurance regulator of the state where the certificate is delivered.

Valuation of Assets
Portfolio shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units
The number of accumulation units for each of the variable subaccounts in a certificate is found by dividing

1.     the net amount allocated to the certificate subaccount; by
2. the accumulation unit value for the subaccount for the valuation period during which we received the certificate purchase payment.

and subtracting the number of certificate accumulation units resulting from:

1.     transfer from the certificate subaccount; and
2.     surrenders from the certificate subaccount; and
3. certificate administrative charge deductions from the certificate subaccount.
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PAGE 18
The number of accumulation units added or subtracted for each of the above transactions is found by dividing:

1. the number allocated to or deducted from the certificate's subaccount; by
2. the accumulation unit value for the certificate's subaccount for the respective valuation period during which we received the purchase payment or transfer value, or during which we deducted transfers, surrenders, surrender charges or certificate administrative charges.

Variable Account Accumulation Unit Value
The value of an accumulation unit for each of the variable subaccounts was set at $1 when the first Portfolio shares were bought. The value for any later valuation period is found as follows:

       The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same subaccount for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

The net investment factor for any such subaccount for any valuation period is determined by: dividing (1) by (2) and subtracting (3)
from the result.  This is done where:

1.     is the sum of:

       (a) the net asset value per share of the Portfolio held in the variable subaccount determined at the end of the current valuation period; plus

       (b) the per share amount of any dividend or capital gain distribution made by the Portfolio held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

2. is the net asset value per share of the Portfolio held in the variable subaccount, determined at the end of the last prior valuation period.

3. is a factor representing the mortality and expense risk charge.

Mortality and Expense Risk Charge
In calculating accumulation unit values we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to 1.00% of the daily net asset value. This

PAGE 19
deduction is made to compensate us for assuming the mortality and expense risks under certificates of this type. The deduction will be:

1.     made from each variable subaccount; and
2.     computed on a daily basis.

PAGE 20
SURRENDER PROVISIONS

Surrender
By written request and subject to the rules below the owner may:

1.     surrender the certificate for the total surrender value; or
2. partially surrender the certificate for a part of the surrender value.

Surrender Value
The surrender value at any time will be:

1.     the certificate value;
2.     minus any applicable premium tax

Rules For Surrender
All surrenders will have the following conditions:

1. The owner must apply by written request or other method agreed to by us:

       (a) while the certificate is in force; and
       (b) prior to the earlier of the annuity start date or the death of the annuitant.

2.     The owner must surrender an amount equal to at least $100.
       Each variable subaccount value and the fixed account value after a partial surrender must be either $0 or at least
       $100.

3. The amount surrendered will normally be paid to you within seven days of the receipt of your written request and the certificate, if required. For surrenders from the fixed account, we have the right to defer payment for up to 6 months from the date we receive the surrender request.

4. For partial surrenders, if the owner does not specify from which account the surrender is to be made, the surrender will be made from the variable subaccounts and fixed account in the same proportion as the owner's interest in each bears to the certificate value.

Upon surrender for the full surrender value the certificate will terminate. We may require that the owner return the certificate to us before we pay the full surrender value.

Suspension or Delay in Payment of Surrender
We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.     When the New York Stock Exchange is closed; or
2.     When trading on the New York Stock Exchange is restricted;
       or
3.     When an emergency exists as a result of which:
       (a) disposal of securities held in the variable subaccounts is not reasonably practical; or
       (b) it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

PAGE 21
4.     During any other period when the Securities and Exchange
       Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

PAGE 22
MINIMUM CERTIFICATE ACCUMULATION VALUES AND CASH SURRENDER VALUES
PRIOR TO SETTLEMENT PER $1,000 OF INITIAL PAYMENT*

  End of                 Minimum                      Minimum
Certificate            Accumulation                  Surrender
   Year                   Values                       Values
     1                   1,189.41                     1,189.41
     2                   2,414.51                     2,414.51
     3                   3,676.35                     3,676.35
     4                   4,976.06                     4,976.06
     5                   6,314.75                     6,314.75

     6                   7,693.60                     7,693.60
     7                   9,113.82                     9,113.82
     8                  10,606.65                    10,606.65
     9                  12,144.26                    12,144.26
    10                  13,728.00                    13,728.00

    11                  15,359.25                    15,359.25
    12                  17,039.44                    17,039.44
    13                  18,770.04                    18,770.04
    14                  20,552.55                    20,552.55
    15                  22,388.54                    22,388.54

    16                  24,279.61                    24,279.61
    17                  26,227.41                    26,227.41
    18                  28,233.64                    28,233.64
    19                  30,300.06                    30,300.06
    20                  32,428.48                    32,428.48

*Based on the minimum 3% annual effective rate, compounded annually. Assumptions:

1. There is a $10,000 initial purchase payment received and allocated 100% to the fixed account; and
2.     There are no additional payments; and
3.     There are no premium tax charges; and
4.     There are no surrenders.

If purchase payments are otherwise paid or allocated, or if there are surrenders, or premium tax charges, the values above will be changed in accordance with the provisions of the Group Contract.

PAGE 23
ANNUITY PROVISIONS

Settlement
When certificate settlement occurs, the certificate value less any applicable premium taxes will be applied to make fixed dollar annuity payments. The first payment will be made as of the annuity start date. This date is shown under Certificate Data, in the certificate. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that the owner exchange the certificate for a supplemental contract or certificate which provides the annuity payments.

Change of Annuity Start Date
The owner may change the annuity start date shown in Certificate Data for the certificate. The owner must tell us the new date by written request. If the owner selects a new date, it must be at least 30 days after we receive the written request at our home office.

The annuity start date on tax-qualified certificates cannot be later than the later of:

1. the April 1 following the calendar year in which the annuitant attains age 70 1/2; or
2. such other date which allows satisfaction of the minimum distribution requirements under the Code, its regulations and/or promulgations by the Internal Revenue Service; or
3. such other date which allows satisfaction of the tax qualified plan's requirements.

Notwithstanding the above, and for all non-qualified certificates, the annuity start date may not be later than the annuitant's 85th birthday.

Annuity Payment Plans
Annuity payments are made on a fixed dollar basis. The owner may schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

For an IRA or tax-qualified certificate, any such plan will be calculated in accordance with the Code and must be provided:

(a) in equal or substantially equal payments over a period no longer than the life of the annuitant or over the life of the annuitant and a joint annuitant; or
(b) in equal or substantially equal payments over a period which does not exceed the life expectancy or the annuitant and a joint annuitant; or
(c) any plan selected must also meet the incidental death benefit requirements, if any, under the Code.

Plan A - This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

PAGE 24
Plan B - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made far a period of at least five, ten or fifteen years. The owner must select the guaranteed period.

Plan C - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

Plan D - Monthly payments will be paid during the lifetime of the annuitant and a joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

Plan E - This provides monthly annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

Plan Selection Requirements
The owner may select the plan by written request to us at least 30 days before the annuity start date.

If at least 30 days before the annuity start date we have not received at our home office the owner's written request to select a plan, we will make fixed dollar payments according to Plan B with payments guaranteed for ten years.

If the owner selects a plan that has a payment amount that is the same as another plan having a longer guarantee period, then the plan with the longer guarantee period will be deemed to have been chosen.

If the amount to be applied to a plan would not provide a monthly payment of at least $50, we have the right to change the frequency of the payment or to make a lump sum payment of the certificate value.

Fixed Annuity
A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments after the first will never be less than the amount of the first payment. At settlement the fixed account certificate value will be applied to our fixed dollar Table of settlement Rates then in effect.

This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 so applied is shown in sex distinct Table A (non-qualified and IRA certificates) and unisex
Table B (SEP/IRA certificates) on pages 20 and 21.

PAGE 25
TABLE OF SETTLEMENT RATES


The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Settlement Rates in effect on the annuity start date. Such rates are guaranteed to be not less than those shown in sex distinct Table A (non-qualified and IRA certificates) on page 20 and unisex Table B (SEP/IRA certificate) on page 21.

In addition, the amount of such fixed annuity payment will not be less than that which would be provided if a single premium immediate annuity contract then offered by us to annuitants in the same class were to be purchased with the greater of:

1.     the cash surrender value of the certificate; or
2.     95% of the accumulation value of the certificate.

For non-qualified and IRA certificates, the amount of such fixed annuity payments under Plans A, B, and C will depend upon the sex and the adjusted age of the annuitant on the date of settlement. The amount of such annuity payments under Plan D will depend upon the sex and adjusted age of the annuitant and the join annuitant on the date of settlement.

For SEP/IRA certificates, the amount of such fixed annuity payments under Plans A, B and C will depend upon the adjusted age of the annuitant on the date of settlement. The amount of such annuity payments under Plan D will depend on the adjusted age of the annuitant and the joint annuitant on the date of settlement.

Adjusted age shall be equal to the age nearest birthday minus an "adjustment" depending on the calendar year of birth of the annuitant as follows:

             Calendar Year of Annuitant's Birth          Adjustment
                       Prior to 1920                          0
                     1920 through 1924                        1
                     1925 through 1929                        2
                     1930 through 1934                        3
                     1935 through 1939                        4
                     1940 through 1944                        5
                     1945 through 1949                        6
                     1950 through 1959                        7
                     1960 through 1969                        8
                     1970 through 1979                        9
                     1980 through 1989                        10
                        After 1989                            11

PAGE 26

                                             TABLE A
                             TABLE OF FIXED DOLLAR SETTLEMENT RATES
                               NON-QUALIFIED AND IRA CERTIFICATES

             Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied

        PLAN A                   PLAN B                    PLAN C                           PLAN D - Joint and Survivor
         Life      5 Years      10 Years      15 Years      With       Adj.           Adjusted Age of Female Joint Annuitant
Adj.    Income     Certain       Certain      Certain      Refund      Male    10 Years     5 Years     Same    5 Years    10 years
Age*   M     F     M     F      M      F      M      F     M     F     Age*    Younger      Younger     Age      Older      Older
40     3.66  3.42  3.65  3.42   3.64   3.42   3.63   3.41  3.57  3.38   40      3.05         3.14       3.23     3.32       3.40
45     3.93  3.63  3.92  3.63   3.90   3.63   3.87   3.61  3.80  3.57   45      3.17         3.28       3.39     3.50       3.61
50     4.27  3.90  4.26  3.90   4.22   3.89   4.17   3.86  4.08  3.80   50      3.32         3.46       3.60     3.75       3.88
55     4.70  4.25  4.68  4.25   4.62   4.22   4.53   4.18  4.42  4.10   55      3.51         3.69       3.88     4.06       4.23
60     5.28  4.72  5.25  4.70   5.14   4.66   4.96   4.57  4.86  4.48   60      3.76         3.99       4.24     4.49       4.72
65     6.10  5.35  6.03  5.32   5.81   5.22   5.46   5.05  5.43  4.97   65      4.07         4.38       4.72     5.07       5.39
70     7.23  6.25  7.07  6.18   6.36   5.96   5.96   5.60  6.16  5.61   70      4.50         4.93       5.40     5.89       6.34
75     8.82  7.56  8.44  7.39   7.49   6.89   6.38   6.14  7.11  6.48   75      5.08         5.68       6.37     7.07       7.68
80    11.06  9.53  10.17 9.07   8.33   7.89   6.66   6.55  8.32  7.64   80      5.90         6.78       7.77     8.76       9.57
85    14.16  12.48 12.12 11.19  8.97   8.74   6.81   6.77  9.85  9.18   85      7.07         8.36       9.78     11.11      12.13
* Adjusted age of annuitant.  M=Male  F=Female

The table above is based on the "1983 Individual Annuitant Mortality Table A." assuming a 3% annual effective interest rate.
Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table above.  Such rates will be furnished by us upon request.  Amounts shown in the table below are based on assuming a 3% annual effective rate.



             PLAN E Dollar Amount of Each Monthly Annuity Payment Per $1,000 Applied



     Years          Monthly          Years            Monthly         Years          Monthly
     Payable        Payment          Payable          Payment         Payable        Payment
     10             $9.61              17             $6.23             24           $4.84
     11              8.86              18              5.96             25            4.71
     12              8.24              19              5.73             26            4.59
     13              7.71              20              5.51             27            4.47
     14              7.26              21              5.32             28            4.37
     15              6.87              22              5.15             29            4.27
     16              6.53              23              4.99             30            4.18

PAGE 27

                                             TABLE B
                         TABLE OF FIXED DOLLAR SETTLEMENT RATES (Unisex)
                        SEP/IRA CERTIFICATES (excludes IRA certificates)

             Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied

        PLAN A                   PLAN B                    PLAN C                           PLAN D - Joint and Survivor
         Life      5 Years      10 Years      15 Years      With                    Adjusted Age of Joint Annuitant
Adj.    Income     Certain       Certain      Certain      Refund  Adj.     10 Years    5 Years     Same    5 Years    10 years
Age*                                                               Age*     Younger     Younger     Age      Older      Older
40     3.42          3.42         3.42          3.41        3.38   40       3.03        3.10        3.17     3.24       3.29
45     3.63          3.63         3.63          3.61        3.57   45       3.15        3.24        3.33     3.41       3.47
50     3.90          3.90         3.89          3.86        3.80   50       3.29        3.41        3.52     3.62       3.71
55     4.25          4.25         4.22          4.18        4.10   55       3.47        3.62        3.77     3.90       4.01
60     4.72          4.70         4.66          4.57        4.48   60       3.71        3.90        4.10     4.28       4.42
65     5.35          5.32         5.22          5.05        4.97   65       4.01        4.28        4.54     4.79       4.99
70     6.25          6.18         5.96          5.60        5.61   70       4.42        4.79        5.16     5.51       5.79
75     7.56          7.39         6.89          6.14        6.48   75       4.99        5.51        6.06     6.56       6.96
80     9.53          9.07         7.89          6.55        7.64   80       5.79        6.56        7.38     8.11       8.67
85    12.48         11.19         8.74          6.77        9.18   85       6.96        8.11        9.32    10.38      11.14

* Adjusted age of annuitant.

The table above is based on the "1983 Individual Annuitant Mortality Table A." assuming a 3% annual effective interest rate.
Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table above.  Such rates will be furnished by us upon request.  Amounts shown in the table below are based on assuming a 3% annual effective rate.



             PLAN E Dollar Amount of Each Monthly Annuity Payment Per $1,000 Applied



     Years          Monthly          Years            Monthly          Years          Monthly
     Payable        Payment          Payable          Payment          Payable        Payment
     10             $9.61              17             $6.23              24           $4.84
     11              8.86              18              5.96              25            4.71
     12              8.24              19              5.73              26            4.59
     13              7.71              20              5.51              27            4.47
     14              7.26              21              5.32              28            4.37
     15              6.87              22              5.15              29            4.27
     16              6.53              23              4.99              30            4.18

PAGE 28
GROUP DEFERRED ANNUITY CONTRACT



- Flexible purchase payments.
- Optional fixed dollar or variable accumulation values.
- Fixed dollar annuity payments to begin on the annuity start date.
- This contract is nonparticipating.



American Centurion Life Assurance Company
P.O. Box 5550
Albany, NY  12205-0550